Exhibit 99.2

2012 Q3 Earnings and Share Valuation FAQ

1.            Q:  Why has the estimated share value declined from last year if the REIT’s overall performance is improving?

A:  We are as frustrated as you are relative to our estimated share value versus our operating performance.  We are doing very well with managing the dollars and cents of our day-to-day operations.  Our cash position is strong. The income from our properties is rising. The occupancy at our properties is increasing.  Tenants continue to renew their leases. If everything is up, it is logical to ask, then why is the estimated share price down? The reality is that our performance metrics are strong, but these metrics form only part of our net asset value (“NAV”) calculation by which we arrived at our estimated share value. Other elements of the NAV calculation, such as the industry cap rates, and assumptions on the direction of the economy, are external, and were not favorable to our hotel portfolio value at this time, even though hotel operations continue to improve.

2.            Q:  Why are traded REIT share values going up, while your share value is going down?

A: Traded REITs, excluding hotel REITs, are currently trading at approximately 8-10% above their NAV.  In arriving at our estimated share value, we did not place any emphasis on the relationship between the NAV of traded REITs and their trading price, and did not attempt to quantify how that relationship may have impacted our estimated share value. The NAV method by which we arrived at our estimated share price does not factor in any premium that may exist for the size of our portfolio or the enterprise value of the entire REIT, if listed on a national securities exchange.

3.            Q:  So why did you use NAV?

A:  As mentioned in our letter dated December 19, 2012, the reason that we used the NAV method is that our business manager believes that the non-listed REIT industry is moving toward using NAV as the sole methodology for estimating share value. While the NAV methodology may not be perfect, if the industry is using it as its share valuation method, it will increase transparency and allow for comparability of performance among the non-listed REITs.

4.            Q:  Which asset class had the biggest impact on your NAV calculation of estimated share value?

A:  One of the factors for the drop in estimated share value is that we reduced the estimated value of our hotels for the purposes of the NAV analysis, which we believe reflects the current uncertainty in the market.  Hotels are a bell weather asset class that reflects uncertainty in the broader economy. Hotel cap rates have gone up, and because of this, we believe that their asset values have gone down.  Because hotels make up approximately 30% of our portfolio, they had a .27¢ per share negative impact on our estimate of value even though hotel operations continue to improve. While this was only one input in our process of estimating value, it had a major impact on the net result. We expect this reduction in estimated value to be temporary.

5.            Q:  Will hotels continue to have a negative impact on your NAV?

A:  Cap rates tend to move in cycles.  Our Business Manager believes that the economy and cap rates will eventually improve. An improving economy and lower CAP rates for hotel properties will be an important driver in future value enhancement for the REIT.

6.            Q:  Are legacy assets a problem for the Inland American portfolio?

A:  Like many of our non-listed REIT peers whose valuations also reflect similar legacy assets, we bought properties during 2006 and 2007, which is considered to be the high water mark for real estate values.  As part of our long term strategy to refine our portfolio, we are addressing these assets, and rotating that capital into our targeted asset classes to capture future growth potential.